                                                                      EXHIBIT 11

                                  MUZAK, INC.

            STATEMENT OF COMPUTATION OF PRO FORMA EARNINGS PER SHARE
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE THREE-MONTH PERIOD ENDED MARCH 31,
                                      1996

                                        DECEMBER 31,               MARCH 31,
                                            1995                     1996
                           DECEMBER 31,   PRO FORMA   MARCH 31,    PRO FORMA
                               1995     (AS ADJUSTED)   1996     (AS ADJUSTED)
                           ------------ ------------- ---------  -------------
Pro forma net loss
 attributable to common
 stockholders.............    ($6,371)      ($1,391)    ($2,314)     ($1,134)
                            =========    ==========   =========   ==========
Computation of common
 stock and common stock
 equivalents outstanding:
  Common stock............  7,168,758     7,168,758   7,168,758    7,168,758
  Common stock
   equivalents............    420,655       420,655     420,655      420,655
  Estimated shares to
   provide proceeds to
   repay indebtedness.....                4,241,577                4,241,577
                            ---------    ----------   ---------   ----------
Common stock and common
 stock equivalents
 outstanding..............  7,589,413    11,830,990   7,589,413   11,830,990
                            =========    ==========   =========   ==========
Pro forma net loss
 attributable to common
 stockholders per share...     ($0.84)       ($0.12)     ($0.30)      ($0.10)
                            =========    ==========   =========   ==========